Exhibit 99.1
FOR IMMEDIATE RELEASE

July 27, 2017

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter 2017 Operating Results

DALLAS, TEXAS, July 27, 2017 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $43.8 million for the quarter ended June 30, 2017. In comparison, for the quarters ended March 31, 2017 and June 30, 2016, the Bank reported net income of $35.1 million and $21.2 million, respectively. For the six months ended June 30, 2017, the Bank reported net income of $78.9 million, as compared to $29.5 million for the six months ended June 30, 2016.

The $8.7 million increase in net income from the first quarter to the second quarter of 2017 was attributable primarily to increases in the Bank's net interest income ($8.8 million) and gains on sales of long-term investment securities ($2.4 million) and a decrease in its non-interest expenses ($1.5 million), offset by a decrease in the aggregate net gains associated with the Bank's derivatives and hedging activities and its trading securities portfolio ($3.7 million) and an increase in its Affordable Housing Program assessment ($1.0 million).

Total assets at June 30, 2017 were $62.9 billion, compared with $57.5 billion at March 31, 2017 and $58.2 billion at December 31, 2016. The $5.4 billion increase in total assets for the second quarter was attributable primarily to increases in the Bank's advances ($3.0 billion), short-term liquidity portfolio ($1.8 billion), long-term investments ($0.2 billion) and mortgage loans held for portfolio ($0.2 billion). For the six months ended June 30, 2017, the $4.7 billion increase in total assets was attributable primarily to increases in the Bank's advances ($1.6 billion), short-term liquidity portfolio ($1.9 billion), long-term investments ($0.8 billion) and mortgage loans held for portfolio ($0.3 billion). Advances totaled $34.1 billion at June 30, 2017, compared with $31.1 billion at March 31, 2017 and $32.5 billion at December 31, 2016.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $2.2 billion at June 30, 2017 as compared to $2.4 billion at March 31, 2017 and $2.5 billion at December 31, 2016. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures and U.S. agency commercial MBS, totaled $14.3 billion at June 30, 2017 as compared to $13.9 billion at March 31, 2017 and $13.2 billion at December 31, 2016. The Bank also held a $0.1 billion long-term U.S. Treasury Note in its trading securities portfolio at June 30, 2017, March 31, 2017 and December 31, 2016.

The Bank's short-term liquidity portfolio, which is comprised substantially of overnight federal funds sold (including loans to other Federal Home Loan Banks) and reverse repurchase agreements, totaled $11.5 billion at June 30, 2017, compared to $9.7 billion at March 31, 2017 and $9.6 billion at December 31, 2016.

The Bank's mortgage loans held for portfolio totaled $379 million at June 30, 2017, as compared to $178 million at March 31, 2017 and $124 million at December 31, 2016.

The Bank's retained earnings increased to $890 million at June 30, 2017 from $853 million at March 31, 2017 and $824 million at December 31, 2016. On June 28, 2017, a dividend of $7.3 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended June 30, 2017 (and, for comparative purposes, as of March 31, 2017 and December 31, 2016 and for the quarters ended March 31, 2017 and June 30, 2016) is set forth below. Further discussion and analysis regarding the Bank's second quarter results will be included in its Form 10-Q for the quarter ended June 30, 2017 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 840 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended June 30, 2017
(Unaudited, in thousands)

	June 30, 2017	March 31, 2017	December 31, 2016
Selected Statement of Condition Data:

Assets
Investments (1)	$28,122,619	$26,040,636	$25,419,421
Advances	34,132,238	31,058,811	32,506,175
Mortgage loans held for portfolio, net	378,885	178,107	123,961
Cash and other assets	228,755	248,131	162,520
Total assets	$62,862,497	$57,525,685	$58,212,077

Liabilities
Consolidated obligations
Discount notes	$28,014,878	$22,783,297	$26,941,782
Bonds	30,020,333	30,127,957	26,997,487
Total consolidated obligations	58,035,211	52,911,254	53,939,269
Mandatorily redeemable capital stock	23,146	2,865	3,417
Other liabilities	1,666,835	1,670,266	1,452,049
Total liabilities	59,725,192	54,584,385	55,394,735
Capital
Capital stock — putable	2,114,575	1,952,078	1,930,148
Retained earnings	889,544	853,042	823,984
Total accumulated other comprehensive income	133,186	136,180	63,210
Total capital	3,137,305	2,941,300	2,817,342
Total liabilities and capital	$62,862,497	$57,525,685	$58,212,077

Total regulatory capital (2)	$3,027,265	$2,807,985	$2,757,549

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Selected Statement of Income Data:

Net interest income	$61,514	$52,746	$37,813	$114,260	$73,547
Other income (loss)	7,890	8,557	5,393	16,447	(1,703)
Other expense	20,774	22,260	19,662	43,034	39,092
AHP assessment	4,867	3,905	2,355	8,772	3,277
Net income	$43,763	$35,138	$21,189	$78,901	$29,475

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, loans to other Federal Home Loan Banks, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of June 30, 2017, March 31, 2017 and December 31, 2016, total regulatory capital represented 4.82 percent, 4.88 percent and 4.74 percent, respectively, of total assets as of those dates.
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